Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-1/A) and related Prospectus of CurrencyShares® South African Rand Trust for the registration of 10,150,000 shares and to the incorporation by reference therein of our report dated January 14, 2011, with respect to the financial statements of CurrencyShares® South African Rand Trust included in its Annual Report (Form 10-K/A) for the year ended October 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

September 30, 2011